Filed pursuant to Rule 424(b)(5)

Registration No. 333-123683

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 12, 2005)

$350,000,000

Southern California Edison Company

5.35% First and Refunding Mortgage Bonds,

Series 2005E, Due 2035

The bonds will bear interest at the rate of 5.35% per year. Interest on the bonds is payable semiannually on July 15 and January 15 of each year, beginning on January 15, 2006. The bonds will mature on July 15, 2035. We may at our option redeem some or all of the bonds at any time. The redemption price is discussed under the caption “Certain Terms of the Bonds—Optional Redemption.”

The bonds will be senior secured obligations of our company and will rank equally with all of our other senior secured indebtedness.

Investing in the bonds involves risks. See “ Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public offering price	99.952%	$349,832,000
Underwriting discount(1)	0.875%	$3,062,500
Proceeds to us before expenses	99.077%	$346,769,500

(1)	See “Underwriting.”

Interest on the bonds will accrue from June 27, 2005.

The bonds are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about June 27, 2005.

Citigroup	JPMorgan

Credit Suisse First Boston

RBS Greenwich Capital

UBS Investment Bank

Wells Fargo Securities

June 20, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, is accurate only as of their respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters about us and our financial condition. The second part, the base prospectus, provides general information about the first mortgage bonds and other securities that we may offer from time to time, some of which may not apply to the bonds we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

References in this prospectus to “Southern California Edison,” “we,” “us,” and “our” mean Southern California Edison Company, a California corporation. In this prospectus, we refer to our First and Refunding Mortgage Bonds, Series 2005E, which are offered hereby, as the “bonds.” We refer to all of our outstanding First and Refunding Mortgage Bonds as our “first mortgage bonds.”

SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus.

Southern California Edison Company

Southern California Edison is an investor-owned electric utility company, providing retail electric service to more than 4.6 million business and residential customers over a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power through long-term contracts from a variety of sources including other utilities, merchant generators, and other non-utility generators, including qualifying facilities. Our customers also receive power purchased on their behalf through contracts signed by the California Department of Water Resources. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of more than $23 billion at March 31, 2005.

Southern California Edison is a wholly-owned subsidiary of Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses.

The Offering

Issuer	Southern California Edison Company, a California corporation.

Bonds Offered	$350,000,000 5.35% First and Refunding Mortgage Bonds, Series 2005E, Due 2035.

Use of Proceeds	We intend to use the net proceeds from the sale of the bonds to redeem outstanding debt and for general corporate purposes. See “Use of Proceeds.”

Maturity	July 15, 2035.

Interest on the Bonds	5.35%.

Interest will accrue commencing on June 27, 2005, and will be payable semiannually on July 15 and January 15 of each year beginning January 15, 2006.

Further Issues

We may, without the consent of the holders of the bonds, issue additional first mortgage bonds in the future. The bonds offered by this prospectus supplement and any additional first mortgage bonds would rank equally and ratably under the first mortgage bond indenture. No additional first mortgage bonds may be issued if any event of default has occurred with respect to the bonds. Additional first mortgage bonds may not be issued unless net earnings for twelve months shall have been at least two and one-half times our total annual first mortgage bond interest charge and other conditions are met. As of March 31, 2005, we could issue approximately $8.49 billion of additional first mortgage bonds. See “Certain Terms of the Bonds—Further Issues” below in this prospectus supplement and “Description of the First Mortgage Bonds—Issue of Additional Bonds” in the base prospectus.

Optional Redemption	We may at our option redeem the bonds at any time, in whole or in part, at a “make whole” redemption price as described under “Certain Terms of the Bonds—Optional Redemption.”

Security

The bonds will be secured equally and ratably by a lien on substantially all of our property and franchises with all other first mortgage bonds outstanding now or in the future under our first mortgage bond indenture. The liens will constitute first priority liens, subject to permitted exceptions.

Ranking

The bonds will be our senior secured obligations ranking pari passu in right of payment with all of our other senior secured indebtedness, and prior to all other senior indebtedness to the extent of the value of the collateral available to the holders of the bonds, which collateral is shared by such holders on a ratable basis with the holders of our other first mortgage bonds outstanding from time to time. As of March 31, 2005, we had $3.62 billion of our first mortgage bonds outstanding

(including $879 million of first mortgage bonds issued to secure pollution control bonds, but excluding the $1.25 billion of first mortgage bonds issued to secure a $1.25 billion revolving credit facility).

Special Trust Fund

We are required to deposit in a special trust fund with the indenture trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination from time to time) of the aggregate principal amount of first mortgage bonds then outstanding. Under the first mortgage bond indenture, we are able to withdraw cash from the special trust fund as long as we have sufficient additional property. Thus, there are currently no funds on deposit in the special trust fund.

Events of Default

For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the bonds, see “Description of the First Mortgage Bonds—Defaults and Other Provisions” in the base prospectus.

Ratings	The bonds are rated “A3” by Moody’s Investors Service and “BBB+” by Standard & Poor’s Ratings Services.

Trading	The bonds will not be listed on any securities exchange or included in any quotation system.

Trustee, Transfer Agent and Book Entry Depositary	The Bank of New York Trust Company, N.A.

Paying Agent	The Bank of New York Trust Company, N.A.

RISK FACTORS

Your decision whether or not to purchase any of the bonds will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus supplement and the related base prospectus, before deciding whether or not to purchase any of the bonds.

Risks Relating to Our Business

Our financial condition, liquidity, and credit ratings were adversely affected by California’s energy crisis and, although we have regained investment grade credit ratings, we cannot assure you that we will be able to maintain those ratings.

In 1994, the California Public Utilities Commission (“CPUC”) and later the California Legislature initiated an electric industry restructuring process that resulted in a multi-year freeze on the rates we could charge our customers beginning in 1998. During 2000, unusually high wholesale prices for energy and ancillary services, coupled with the freeze on our retail rates, resulted in substantial undercollection of our power procurement costs. This undercollection and our near-term capital requirements materially and adversely affected our liquidity throughout 2001. Beginning in January 2001, we suspended payments for purchased power, deferred payments on outstanding debt, and stopped declaring or paying dividends on our preferred stock and common stock. In early 2001, our senior secured credit ratings were downgraded from investment grade to B3 by Moody’s Investors Service and CC by Standard and Poor’s Ratings Services.

In October 2001, we signed a settlement agreement with the CPUC allowing us to begin recovering our past power procurement costs. In March 2002, we were able to repay all of our undisputed past-due obligations to creditors from a combination of cash on hand and the proceeds from senior secured credit facilities and a remarketing of pollution control bonds. Moody’s and Standard & Poor’s raised our senior secured credit ratings in March 2002 to Ba2 and BB, respectively. In November and December 2003, Moody’s and Standard & Poor’s raised our senior secured credit ratings to Baa2 and BBB, respectively. On August 6, 2004, Moody’s raised our senior secured credit rating to A3 and on February 16, 2005, Standard & Poor’s raised our senior secured credit rating to BBB+. Our ability to maintain our investment grade credit ratings could have a significant impact on the value of our outstanding securities and our ability to secure additional financing on favorable terms. However, we cannot provide assurance that we will be able to maintain our investment grade credit ratings.

Our recovery of energy procurement and other generation-related costs remains subject to regulatory and market risks that could adversely affect our financial condition, liquidity, and earnings.

We obtain energy, capacity, and ancillary services needed to serve our customers from our own generating plants, contracts we enter into with energy producers and sellers, and power purchase contracts entered into by the California Department of Water Resources (“CDWR”) on behalf of our customers during the California energy crisis. California law and CPUC decisions allow us to recover our reasonably incurred power procurement costs in customer rates. A California statute adopted in 2002 allows us to recover reasonable procurement costs incurred in compliance with an approved procurement plan. Nonetheless, our cash flows remain subject to volatility resulting from our procurement activities. In addition, we are subject to the risks of unfavorable or untimely CPUC decisions about the compliance of procurement activities with our procurement plan and the reasonableness of certain procurement-related costs.

The California Legislature and CPUC may take actions affecting California’s electricity market structure, energy procurement plan requirements, and related matters. The CPUC has adopted requirements that we enter into contracts in advance for procurement of forecasted power resource needs plus significant reserve margins. However, CPUC decisions to date leave the possibility that we may be required to enter into contracts and make power purchases and sales without assurance that the CPUC will find those actions reasonable during retrospective reviews. If the CPUC finds certain power procurement expenditures to have been unreasonable or imprudent, the CPUC may disallow recovery of part or all of the expenditures, which could adversely affect our cash flow, earnings, and liquidity.

Many of our power purchase contracts are tied to market prices for natural gas. Some of our contracts also are subject to volatility in market prices for electricity. We seek to hedge our market price exposure to the extent authorized by the CPUC. However, we cannot provide assurance that in the future we will be able to hedge our risk for commodities on favorable terms or that the costs of hedges will be fully recovered in rates. Although such generation-related costs receive regulatory balancing account treatment under state law, we still face variability in cash flow and potential disallowances from CPUC reasonableness reviews.

In our power purchase contracts and other procurement arrangements, we are exposed to risks from changes in the credit quality of our counterparties. If a counterparty were to default on its obligations, we could be exposed to potentially volatile spot markets for buying replacement power or selling excess power. We have developed credit guidelines that are set forth in our CPUC-approved procurement plans. We also include collateral requirements and credit enforcement provisions in our contracts to mitigate the risk of possible defaults. Nevertheless, we cannot give assurance that these actions will sufficiently protect us against the risks of a counterparty’s default.

The combination of our existing resources and the multi-year capacity contracts signed by the CDWR and allocated to our customers has left us with substantial excess power for many hours throughout 2005. We have included receipts from the sale of our share of this energy at wholesale as part of our forecasted revenue for setting rates. If the expected sales do not materialize or we can sell the power only at prices substantially lower than forecast, revenue undercollections will result. Undercollections from lower-than-expected sale revenues, or higher-than-expected costs as described above, would not be recoverable until we received CPUC authority to increase our rates correspondingly. This potential lag time in cost recovery could adversely affect our cash flows and liquidity.

The possible assignment of CDWR’s procurement contracts to us and the other investor-owned utilities presents risks to us.

In January 2001, the CDWR began making emergency power purchases for the customers of Southern California Edison, Pacific Gas and Electric and San Diego Gas & Electric (“SDG&E”). Presently, these utilities remit directly to the CDWR and do not recognize as revenue amounts which they bill to and collect from their respective customers for electric power purchased and sold to these customers by the CDWR. These CDWR procurement contracts contain provisions that would allow them to be assigned to the utilities if certain conditions are satisfied, including in some cases the utilities having unsecured credit ratings of Baa2/BBB or higher. However, because power from these CDWR contracts is priced well above market rates, such an assignment to the utilities, if actually undertaken, could require us to post significant amounts of collateral with the contract counterparties, which would strain our liquidity. In addition, the requirement that we take responsibility for these ongoing fixed charges, which the credit rating agencies view as debt equivalents, could adversely affect our credit rating. We would oppose any attempt to assign the CDWR contracts to the utilities; however, there is no assurance that we will not be required by the CPUC to take assignment of these contracts.

We have a significant amount of debt, which could adversely affect our ability to obtain future financing. In addition, maturing debt could adversely affect our liquidity.

We have a significant amount of debt. As of March 31, 2005, we had $5.57 billion in total long-term debt securities outstanding, including (i) $677 million in Rate Reduction Bonds that are non-recourse to us and (ii) $3.62 billion of first mortgage bonds (including $879 million of first mortgage bonds issued to secure pollution control bonds); but excluding the $1.25 billion unused portion of first mortgage bonds issued to secure a $1.25 billion revolving credit facility. We may incur significant additional debt in the future. The terms of our first mortgage bond indenture and our senior secured credit facility do not prohibit us from incurring significant additional debt. Our overall debt to capital ratio (excluding $677 million of Rate Reduction Bonds) was 51.3% as of March 31, 2005. Our pro forma debt to capital ratio (excluding $677 million of Rate Reduction Bonds) as of March 31, 2005, was 50.6%, as adjusted for the issuance of the bonds, the issuance of $400 million of preference stock in April 2005, the declaration of a $71.25 million dividend to our corporate parent in May 2005, the redemption of $144.45 million of $100 cumulative preferred stock in April and May 2005, and the expected redemption of $316 million of first mortgage bonds on June 30, 2005.

Our ability to make scheduled payments of principal and interest, refinance debt, and fund our operations and planned capital expenditure projects depends on our cash flow and access to the capital markets. We do not have complete control over our future performance since it is subject to economic, financial, competitive, regulatory, and other factors affecting our operations and the electrical utility industry generally. These factors could affect our ability to generate sufficient cash flow from our operations to service our debt and make planned capital expenditures. In addition, we may not be able to obtain other financing to refinance maturing indebtedness or maintain our desired liquidity.

We are subject to material litigation and regulatory proceedings that could affect our revenues and financial condition.

You should review the descriptions of pending litigation and regulatory matters contained in our Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission and incorporated by reference herein. We cannot assure you that the outcome of any of those matters will not adversely affect our financial condition.

We are subject to “general rate case” and “cost of capital” proceedings that could cause our revenues, cash flow, and earnings to decline.

Our revenues and earnings are subject to change in regulatory proceedings known as general rate cases and cost of capital proceedings. General rate cases are expected to occur every three years. During those cases, the CPUC determines our rate base (the value of assets on which we earn a rate of return for investors), depreciation rates, operation and maintenance costs, and administrative and general costs that we may recover from our customers through our rates. Cost of capital proceedings are conducted annually. During those cases, the CPUC authorizes our capital structure and the return on common equity applicable to the rate base determined in the general rate case proceedings.

On December 21, 2004, we filed our 2006 general rate case application seeking a base rate revenue increase. Intervenors have submitted testimony to the CPUC opposing our requested base rate revenue increase. If the CPUC does not approve the requested rate increases, we may be forced to reduce our planned capital or operating expenditures accordingly or else suffer diminished revenues, cash flow, and earnings.

We are subject to overlapping regulatory schemes and the risk of adverse changes in applicable regulations or legislation.

We operate in a highly regulated environment. The CPUC regulates our retail operations, and the Federal Energy Regulatory Commission regulates our wholesale operations. The United States Nuclear Regulatory Commission regulates our nuclear power plants. The construction, planning, and siting of our power plants in California are also subject to the jurisdiction of the California Energy Commission and the CPUC. Additional regulatory authorities with jurisdiction over some of our operations include the California Air Resources Board, the California State Water Resources Control Board, the California Department of Toxic Substances Control, the California Coastal Commission, the United States Environmental Protection Agency, the United States Department of Energy, and various local regulatory districts. We must periodically apply for licenses and permits from these various regulatory authorities and abide by their respective orders. Historically, we have received the licenses and permits necessary for our operations. However, should we be unsuccessful in obtaining certain licenses or permits, our business could be adversely affected.

From time to time, special interest groups and state and federal legislators have proposed legislation that would expand, restrict, or alter our obligations and rights to deliver power services to our customers. For example, bills introduced in recent sessions of the California Legislature would have affected procurement plans approved for us by the CPUC, our ability to recover our procurement and other costs, the opportunities for our customers to elect to receive electrical service from alternative providers, and other matters relevant to our business. We cannot predict the outcome of any pending or potential legislation. We do not know what the impact to us would be of a change in the legislative or regulatory environment in which we operate.

We are subject to risks associated with the operation of our nuclear power generating facilities.

Spent fuel storage capacity could be insufficient to permit long-term operation of our nuclear plants.

We operate and are majority owner of the San Onofre Nuclear Generating Station and are part owner of the Palo Verde Nuclear Generating Station. The United States Department of Energy has defaulted on its obligation to begin accepting spent nuclear fuel from commercial nuclear industry participants by January 31, 1998. We believe the interim spent-fuel storage capacity for the San Onofre and Palo Verde units should be adequate for the next several years. If we or the operator of the Palo Verde plant were unable to arrange and maintain sufficient capacity for interim spent-fuel storage now or in the future, it could hinder operation of the plants and impair the value of our ownership interests until storage could be obtained, each of which may have a material adverse effect on us.

We likely will incur substantial costs for the replacement of steam generators and other components at our nuclear plants.

Like other nuclear power plants with steam generators of the same design and material properties, San Onofre Units 2 and 3 have experienced degradation in some of their components. Based on industry experience and analysis of recent inspection data, we determined that the existing San Onofre Unit 2 and 3 steam generators may not enable continued reliable operation of the units beyond their scheduled refueling outages in 2009 and 2010. We have asked the CPUC to issue a decision finding it reasonable for us to replace the San Onofre Unit 2 and 3 steam generators and establishing appropriate ratemaking for the replacement costs. SDG&E and the City of Anaheim have elected to reduce their respective 20% and 3.16% ownership shares rather than participate in the steam generator replacement project. If steam generator replacement proceeds, SDG&E’s and the City of Anaheim’s ownership shares of San Onofre Units 2 and 3 will, upon completion of the project, be reduced in accordance with the formula set forth in the San Onofre operating agreement Under the formula, the City of Anaheim’s share would be reduced to zero percent. An arbitrator has determined that SDG&E’s ownership share would also be reduced to zero percent. The arbitrator’s decision is subject to review and approval by the CPUC and the transfer of any ownership share to us would require Nuclear Regulatory Commission and CPUC approvals. An increase in our ownership of the facility would result in an increase of our share of the replacement costs.

During a recent refueling outage at San Onofre Unit 3, we found indications of degradation in the reactor vessel head. We are making repairs and plan to replace both the Unit 2 and 3 reactor vessel heads during planned refueling outages in 2009 and 2010. During the Unit 3 outage, we also found evidence of degradation in heater sleeves that are part of a pressurizer tank. We had been planning to replace all the sleeves in both Units 2 and 3 during their next refueling outages in 2005 and 2006. With the discovery of the sleeve degradation, we decided to replace the Unit 3 sleeves during the recent outage.

The Palo Verde nuclear units have the same design and material properties as the San Onofre units. During 2003, the Palo Verde Unit 2 steam generators were replaced. We expect that the Palo Verde units will experience degradation in other components similar to that found at San Onofre.

The costs of the above repairs and replacements are substantial. We believe the CPUC should find our investments in maintaining the nuclear units to be reasonable and cost effective, and should authorize recovery of the investments in our rates over the remaining useful life of the plants. If the CPUC were to refuse to allow us to recover the repair and replacement costs, it could have a materially adverse effect on our operations and financial condition.

Existing insurance and ratemaking arrangements may not protect us fully against losses from a nuclear incident.

Federal law limits public liability from a nuclear incident to $10.8 billion. We and other owners of the San Onofre and Palo Verde nuclear generating stations have purchased the maximum private primary insurance available of $300 million per site. If the public liability limit is insufficient, federal regulations may impose further revenue-raising measures to pay claims, including a possible additional assessment on all licensed reactor operators. In the event of such an under-insured nuclear incident, a tension could exist between the federal government’s attempt to impose revenue-raising measures upon us and the CPUC’s willingness to allow us to pass this liability along to our customers, resulting in undercollection of our costs.

A mutual insurance company owned by utilities with nuclear generation plants issues policies covering decontamination liability and property damage. Our participation in this mutual insurance company creates an additional undercollection risk. If losses at any nuclear facility covered by these mutual insurance arrangements exceed the accumulated insurance funds, we could be assessed retrospective premium adjustments of up to $44 million per year to cover the shortfall. If we were unable to pass this additional premium expense along to our customers, the undercollection could adversely affect us.

Municipalities within our service territory could attempt to form public power entities and acquire our distribution facilities for their constituencies.

From time to time, municipalities within our service territory have threatened to create “public power entities” that would provide electricity to new customers or our existing customers. These entities also could seek to acquire our existing distribution facilities in eminent domain or condemnation proceedings. Although any municipality which were to acquire any of our distribution assets would have to pay us the judicially determined “fair market value” of the assets, that judicially determined value may not fairly reflect the actual value of the assets to us. Because the cities that thus far have threatened to establish their own public power entity or condemn our facilities cover only a small portion of our service territory, their ultimate success would be unlikely to affect us in any material respect. However, municipalization of a significant part of our service territory could adversely affect our business in several ways, including impairing our growth potential and reducing our customer and revenue base and our ability to cover our fixed costs.

We are subject to numerous environmental laws and regulations with respect to operation of our facilities. New laws and regulations could adversely affect us.

The operation of our power generation, transmission, and distribution facilities is subject to numerous environmental laws and regulations. Those laws and regulations require us to expend substantial sums to mitigate or remove the effect of our past operations on the environment. In addition, a constant threat exists that new environmental standards will be developed and applied to us. Environmental advocacy groups and regulatory agencies have been focusing considerable attention on carbon dioxide emissions from coal-fired plants and the effect of those emissions on global warming. The adoption of new laws and regulations to control carbon dioxide or other emissions could adversely affect the operation of our coal-fired generating plants and other facilities.

Attention also has been focused on the potential health effects of electric and magnetic fields (“EMF”) that naturally result from the generation, transmission, distribution, and use of electricity. The California Department of Health Services released a report in 2002 assigning a substantially higher probability than had other reports that there is a causal connection between EMF exposures and a number of diseases and conditions, including childhood leukemia, adult brain cancer, amyotrophic lateral sclerosis, and miscarriages. In 2004 the CPUC issued an order instituting a rulemaking to update the CPUC’s policies and procedures related to electromagnetic fields emanating from regulated utility facilities. The adoption of new laws and regulations to address EMF concerns, or any litigation over EMF effects, could adversely affect our operations and financial condition.

Risks Relating to the Bonds

You could be unable to sell your bonds if a trading market for the bonds does not develop.

The bonds will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for listing of the bonds on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the bonds will depend on the number of holders of the bonds, the interest of securities dealers in making a market in the bonds, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the bonds. If an active trading market does not develop, the market price and liquidity of the bonds may be adversely affected. If the bonds are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

You might not be able to fully realize the value of the liens securing the bonds.

The security for the benefit of the holders of the bonds can be released without their consent.

Any part of the property that is subject to the lien of the first mortgage bond indenture for the benefit of the bonds may be released at any time with the consent of holders of 80% in amount of all bonds issued and outstanding under the indenture (excluding any bonds owned or controlled by us). A class vote or consent of the holders of the bonds would not be required.

You may have only limited ability to control remedies with respect to the collateral.

Upon the occurrence of an event of default under the first mortgage bond indenture, the trustees have the right to exercise remedies against the collateral securing the bonds. The trustees shall take any action if requested to do so by the holders of a majority in interest of the first mortgage bonds then outstanding under the first mortgage bond indenture and if indemnified to the trustees’ reasonable satisfaction. Thus, you may not be able to exercise any control over the trustees’ exercise of remedies unless you can obtain the consent of holders of a majority of the total amount of first mortgage bonds outstanding. As of March 31, 2005, we had $3.62 billion in aggregate principal amount of first mortgage bonds outstanding (including $879 million of first mortgage bonds issued to secure pollution control bonds, but excluding the $1.25 billion of first mortgage bonds issued to secure a $1.25 billion revolving credit facility).

The collateral might not be valuable enough to satisfy all the obligations secured by the collateral.

Our obligations under the bonds are secured by the pledge of substantially all of our property and franchises. This pledge is also for the benefit of the lenders under our senior secured credit facility and all holders of other series of our first mortgage bonds. The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers, and similar factors. No independent appraisals of any of the pledged property have been prepared by us or on our behalf in connection with this offering. Although our first mortgage bond indenture only allows us to issue first mortgage bonds with an aggregate principal amount at any time outstanding in an amount no greater than 66 2/3% of the aggregate value of our bondable assets, because no appraisals have been performed in connection with this offering, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of maturity of the bonds would be sufficient to satisfy amounts due on the bonds and the other debt secured by the pledged assets.

To the extent the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on your bonds, you would have only an unsecured claim against our remaining assets. By their nature, some or all the pledged assets might be illiquid and might have no readily ascertainable market value. Likewise, we cannot assure you that the pledged assets would be saleable or that there would not be substantial delays in their liquidation.

In addition, the first mortgage bond indenture permits us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to secure your bonds. This could reduce amounts payable to you from the proceeds of any sale of the collateral.

Bankruptcy laws could limit your ability to realize value from the collateral.

The right of the indenture trustees to repossess and dispose of the pledged assets upon the occurrence of an event of default under the first mortgage bond indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the indenture trustees repossessed and disposed of the pledged assets. Under Title 11 of the United States Code (the “Bankruptcy Code”), a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral, including capital stock, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the bonds could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the bonds would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The ability of the indenture trustees to effectively liquidate the collateral and the value received could be impaired or impeded by the need to obtain regulatory consents.

While we have all necessary consents to grant the security interests created by the first mortgage bond indenture, any foreclosure thereon could require additional approvals that have not been obtained from California or federal regulators. We cannot assure you that these approvals could be obtained by the indenture trustees on a timely basis or at all.

USE OF PROCEEDS

We intend to use a portion of the net proceeds from the sale of the bonds to redeem $315,965,000 aggregate principal amount of our 8% First and Refunding Mortgage Bonds, Series 2003B, Due 2007, at a “make-whole” redemption price to be determined on the third business day prior to the redemption date. We intend to use the remainder of the net proceeds for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The information in this section adds to the information in the “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends” section of the accompanying base prospectus. Please read these two sections together. The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends, and the ratio or earnings to fixed charges, in each case for the twelve-month period ended December 31, 2004, as compared to the twelve-month period ended December 31, 2003, for the three-month period ended March 31, 2005, as compared to the three-month period ended March 31, 2004, and for the twelve-month period ended March 31, 2005.

	Year Ended December 31,		Three Months Ended March 31,(1)		Twelve Months Ended March 31,
	2003	2004	2004	2005	2005
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.63	4.16	2.50	2.81	4.25
Ratio of Earnings to Fixed Charges	3.81	4.40	2.66	2.97	4.49

(1)	Due to seasonal variations in the demand for energy, operating results for the three months ended March 31, 2005 do not necessarily indicate operating results for the entire year.

CERTAIN TERMS OF THE BONDS

The following description of the particular terms of the bonds supplements the description of the general terms and provisions of the first mortgage bonds set forth in the accompanying prospectus.

General

The bonds will be an additional series of our secured debt securities authorized by a resolution of our Board of Directors or the Executive Committee thereof, and will be issued under a Trust Indenture, dated as of October 1, 1923, between us and The Bank of New York Trust Company, N.A. and D. G. Donovan, as trustees, as amended and supplemented by supplemental indentures, including the One Hundred Ninth Supplemental Indenture, dated as of June 20, 2005 (which we refer to, collectively, as the “first mortgage bond indenture”). The following summary of the first mortgage bond indenture is subject to all of the provisions of the first mortgage bond indenture.

Payments of principal and interest on the bonds issued in book-entry form will be made as described under the caption “Book-Entry, Delivery, and Form” below.

The bonds will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

Interest and Maturity

The bonds are limited to $350 million in principal amount, will mature on July 15, 2035, and will bear interest from June 27, 2005, at 5.35% per annum, payable semiannually on July 15 and January 15 of each year, commencing on January 15, 2006. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The record date for interest payable on the bonds on any interest payment date will be the close of business on the business day immediately preceding the interest payment date so long as the bonds remain in book-entry only form, or on the 15th calendar day before each interest payment date if bonds do not remain in book-entry only form. See “Book-Entry, Delivery, and Form” below.

Further Issues

We may, without the consent of the holders of the bonds, issue additional first mortgage bonds in the future. No additional bonds may be issued if any event of default has occurred with respect to the bonds.

As of March 31, 2005, we had the capacity to issue approximately $8.49 billion of additional first mortgage bonds on the basis of first mortgage bonds previously acquired, redeemed, or otherwise retired and the net amount of additional property acquired by us and not previously used for the issuance of first mortgage bonds or other purposes under the first mortgage bond indenture. Under the first mortgage bond indenture’s net earnings coverage test, the amount of additional first mortgage bonds we could issue is limited to $11.86 billion (based on net earnings as of March 31, 2005). See “Description of the First Mortgage Bonds—Issue of Additional Bonds” in the base prospectus.

Optional Redemption

We may at our option redeem the bonds at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus accrued and unpaid interest to the date fixed for redemption.

“Treasury Yield” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term to stated maturity of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds to be redeemed.

“Comparable Treasury Price” means, for any date fixed for redemption, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, or (B) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc. (“Citigroup”) or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by The Bank of New York Trust Company, N.A., as trustee, after consultation with us.

“Reference Treasury Dealer” means (1) Citigroup and J.P. Morgan Securities Inc. (“JPMorgan”) and any other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) designated by, and not affiliated with, Citigroup and JPMorgan or their successors, provided, however, that if Citigroup and JPMorgan, or any of their designees, ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.

To exercise our option to redeem any bonds, we will give you a notice in writing (including by facsimile transmission) of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the bonds, The Bank of New York Trust Company, N.A., as trustee, will select the particular bonds to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that The Bank of New York Trust Company, N.A., as trustee, deems fair and appropriate.

Any notice of redemption, at our option, may state that the redemption will be conditional upon receipt by the paying agent, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the bonds.

No Sinking Fund

There will be no provisions for any maintenance or sinking funds for any of the bonds.

Book-Entry, Delivery, and Form

The bonds will be represented by one or more permanent global bonds in definitive, fully registered form without interest coupons. Upon issuance, the bonds will be deposited with The Bank of New York Trust Company, N.A., as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as “DTC”), and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global bond will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global bond will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the bonds, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such bonds represented by the global bond for all purposes under the first mortgage bond indenture and the bonds. No beneficial owner of an interest in a global bond will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the first mortgage bond indenture.

Payments of the principal of, and interest on, a global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustees, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global bond, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of bonds only at the direction of one or more participants to whose account the DTC interests in a global bond is credited and only in respect of such portion of the aggregate principal amount of bonds as to which such participant or participants has or have given such direction. However, if there is an event of default under the bonds, DTC will exchange the applicable global bond for certificated bonds, which it will distribute to its participants.

A global bond is exchangeable for definitive bonds in registered certificated form if:

•	DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global bonds, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

•	at our option, we notify the trustees in writing that we have elected to cause the issuance of the certificated securities; or

•	there has occurred and is continuing a default or event of default with respect to the bonds.

In addition, beneficial interests in a global bond may be exchanged for certificated securities upon prior written notice given to the trustees by or on behalf of DTC in accordance with the first mortgage bond indenture.

In all cases, certificated securities delivered in exchange for any global bond or beneficial interests in global bonds will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Trust Company, N.A., Chicago, Illinois, or the office or agency designated for such purpose.

DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global bond among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustees, the paying agent, or we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

We will make payments in respect of the bonds represented by the global bonds (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global bondholder. We will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The exchange bonds represented by the global bonds are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the exchange bonds will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

UNDERWRITING

Citigroup Global Markets Inc. (“Citigroup”) and J.P. Morgan Securities Inc. (“JPMorgan”) are acting as joint book-running managers of the offering and representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of bonds set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Bonds to be Purchased
Citigroup Global Markets Inc.	$122,500,000
J.P. Morgan Securities Inc.	122,500,000
Credit Suisse First Boston LLC	26,250,000
Greenwich Capital Markets, Inc.	26,250,000
UBS Securities LLC	26,250,000
Wells Fargo Securities, LLC	26,250,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

The underwriters propose to offer some of the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the bonds to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of those bonds. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of those bonds on sales to other dealers. After the initial offering of the bonds to the public, the representatives may change the public offering price and concessions.

In connection with this offering, we are to pay the underwriters underwriting discounts and commissions of 0.875% of the principal amount of the bonds.

In connection with the offering, Citigroup and JPMorgan, on behalf of the underwriters, may purchase and sell bonds in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over-allotment involves syndicate sales of bonds in excess of the principal amount of bonds to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of bonds made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup and JPMorgan, in covering syndicate short positions or making stabilizing purchases, repurchases bonds originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the bonds. They may also cause the price of the bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be $340,000. The underwriters have agreed to reimburse us for $340,000 of our expenses related to the offering.

We expect to deliver the bonds against payment for the bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the bonds. Under Rule 15c6-1 of the Exchange Act, traders in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle on the fifth business day following the date of the pricing of the bonds, to specify alternate arrangements to prevent a failed settlement.

The underwriters and affiliates of certain of the underwriters have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and such affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of bonds to underwriters for sale to their online brokerage account holders. The representatives will allocate bonds to underwriters that may make Internet distributions on the same basis as other allocations. In addition, bonds may be sold by the underwriters to securities dealers who resell bonds to online brokerage account holders.

Certain of the underwriters will make the bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corp., an Internet-based communications technology provider. Market Axess Corp. is providing the system as a conduit for communications between those underwriters and their customers and is not a party to any transactions. Market Axess Corp., a registered broker-dealer, will receive compensation from those underwriters based on transactions they conduct through the system. The participating underwriters will make the bonds available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

We have agreed that, from June 20, 2005 to the delivery of the bonds, we will not, without the prior written consent of Citigroup and JPMorgan, offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us other than the bonds.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Barbara E. Mathews, our Vice President and Associate General Counsel, will pass upon the legality of the bonds for us. As to matters affected by the laws of the State of New Mexico (and, with regard to matters affecting our interest in the Four Corners generating station in New Mexico and the easement and lease therefore, federal and Navajo Nation law), Ms. Mathews will rely upon an opinion from Rodey, Dickason, Sloan, Akin & Robb, P.A., Albuquerque, New Mexico. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

$2,575,000,000

SOUTHERN CALIFORNIA EDISON COMPANY

First and Refunding Mortgage Bonds, Debt Securities, $100 Cumulative Preferred Stock,

Cumulative Preferred Stock, Preference Stock and Guarantees

SCE TRUST I

SCE TRUST II

SCE TRUST III

Preferred Securities Guaranteed by Southern California Edison Company

(to the extent described herein)

The securities may be offered and sold from time to time in one or more offerings up to an aggregate amount of $2,575,000,000. This prospectus provides you with a general description of the securities that may be offered.

Each time securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the securities will be provided. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

The securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.

Southern California Edison Company may offer and sell first and refunding mortgage bonds, debt securities, $100 cumulative preferred stock, cumulative preferred stock, preference stock and guarantees of preferred securities.

SCE Trust I, SCE Trust II and SCE Trust III may offer and sell preferred securities, guaranteed by Southern California Edison Company to the extent described herein.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 12, 2005

ABOUT THIS PROSPECTUS

This prospectus is provided by Southern California Edison Company, SCE Trust I, SCE Trust II and SCE Trust III. In this prospectus, Southern California Edison Company is sometimes referred to as “Southern California Edison” or by the terms “we,” “us” and “our.” SCE Trust I, SCE Trust II and SCE Trust III are sometimes referred to together as the “trusts” or each separately as a “trust.” We refer to the $100 cumulative preferred stock and cumulative preferred stock together as “preferred stock.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we and the trusts may sell up to an aggregate of $2,575,000,000 of any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we and the trusts may offer. Each time we and/or the trusts sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. Neither we nor the trusts have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the trusts will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, relying on information currently available to our management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under the headings “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar headings in our Annual Report on Form 10-K and our Current Reports on Form 8-K incorporated by reference into this prospectus.

Forward-looking statements are not guarantees of performance. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments about the future including, among others, our ability to achieve revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, regulatory and legal decisions, the pace of deregulation of retail electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, the timing and success of business development efforts, new or increased environmental liabilities, and other uncertainties. We and the trusts caution you not to put undue reliance on any forward-looking statements. For those statements, we and the trusts claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

SOUTHERN CALIFORNIA EDISON COMPANY

Southern California Edison is an investor-owned electric utility company, providing retail electric service to 4.5 million business and residential customers over a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power through long-term contracts from a variety of sources including other utilities, merchant generators, and other non-utility generators, including qualifying facilities. Our customers also receive power purchased on their behalf through contracts signed by the California Department of Water Resources. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of more than $23 billion at December 31, 2004.

All of our common stock is owned by Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

THE TRUSTS

Southern California Edison created three Delaware statutory trusts under three separate trust agreements. The trusts are named SCE Trust I, SCE Trust II and SCE Trust III. Southern California Edison plans to enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. Forms of the amended and restated trust agreements are filed as exhibits to the registration statement of which this prospectus is a part.

Each trust will exist solely to:

•	issue and sell its preferred securities (representing undivided beneficial interests in the assets of the trust) to the public;

•	issue and sell its common securities (representing undivided beneficial interests in the assets of the trust) to Southern California Edison;

•	use the proceeds from the sale of its preferred and common securities to purchase a series of either Southern California Edison’s subordinated debt securities or preferred stock;

•	distribute the cash payments it receives on the subordinated debt securities or preferred stock it owns to the holders of the preferred and common securities; and

•	engage in other activities that are necessary or incidental to these purposes.

Southern California Edison will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to a percentage of each trust’s total capitalization, as specified in a prospectus supplement. The preferred securities will represent the remaining percentage of each trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Southern California Edison defaults on the related subordinated debt securities or preferred stock, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to the similar amounts payable on the preferred securities.

The preferred securities will be guaranteed by Southern California Edison as described later in this prospectus.

Southern California Edison has appointed five trustees to conduct each trust’s business and affairs:

•	JPMorgan Chase Bank, N.A., as the “property trustee;”

•	Chase Manhattan Bank USA, National Association, as the “Delaware trustee;” and

•	Three Southern California Edison officers or employees, as the “regular trustees.”

Except under certain limited circumstances, only Southern California Edison can remove or replace the trustees. Southern California Edison also can increase or decrease the number of trustees. The holders of preferred securities may have the ability to elect additional trustees in the event of a specified payment default.

Southern California Edison will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust’s obligations under the related preferred and common securities.

None of the trusts will have any independent operations. Each trust exists solely for the reasons summarized above.

The principal offices of each trust are located at 2244 Walnut Grove Avenue, Rosemead, California 91770, and the telephone number of each trust is (626) 302-1930.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we or the trusts, as applicable, intend for the net proceeds of the offered securities to be used by:

•	Southern California Edison to redeem, repay or retire outstanding debt or other securities, to finance construction expenditures, for other general corporate purposes, or to reduce short-term debt incurred to finance such activities; and

•	the trusts to purchase subordinated debt securities or preferred stock of Southern California Edison.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of Southern California Edison’s earnings to combined fixed charges and preferred stock dividends and to fixed charges, for each year in the five-year period ended December 31, 2004:

	Year Ended December 31,
	2000		2001	2002	2003	2004
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(a	)	5.87	4.02	3.63	4.16
Ratio of Earnings to Fixed Charges	(a	)	6.15	4.21	3.81	4.40

(a)	In the year ended December 31, 2000, earnings were inadequate to cover either combined fixed charges and preferred stock dividends or fixed charges alone. An additional $3,083,698,000 in earnings would have been required to achieve a one-to-one ratio as to combined fixed charges and preferred stock dividends. An additional $3,049,944,000 in earnings would have been required to achieve a one-to-one ratio as to fixed charges alone.

DESCRIPTION OF THE SECURITIES

The following is a general description of the terms and provisions of the securities we and/or the trusts may offer and sell by this prospectus in one or more distinct offerings. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities, please refer to:

•	the indenture between Southern California Edison and The Bank of New York, successor to Harris Trust and Savings Bank, and D.G. Donovan, successor to Pacific-Southwest Trust & Savings Bank, as trustees, dated as of October 21, 1923, as amended and supplemented, for the issuance of first and refunding mortgage bonds, which we refer to as the “first mortgage bond indenture” in this prospectus;

•	the indenture between Southern California Edison and The Bank of New York, successor to Harris Trust and Savings Bank, as trustee, dated as of January 15, 1993, for the issuance of senior debt securities, which we refer to as the “senior indenture” in this prospectus;

•	the indenture between Southern California Edison and JPMorgan Chase Bank, N.A., as trustee, for the issuance of subordinated debt securities, which we refer to as the “subordinated indenture” in this prospectus;

•	Southern California Edison’s restated articles of incorporation, as amended, including the certificates of determination of preferences for outstanding series of preferred stock;

•	the amended and restated trust agreement of each trust, which we refer to as the “trust agreement” in this prospectus; and

•	the guarantee agreement between Southern California Edison and JPMorgan Chase Bank, N.A., as trustee, relating to Southern California Edison’s guarantee of the preferred securities issued by each trust.

We and the trusts have filed or incorporated by reference forms or copies of these documents as exhibits to the registration statement. In this prospectus we sometimes refer to the senior indenture and subordinated indenture together as the “unsecured indentures” and each separately as an “unsecured indenture.” We refer to each trustee for each indenture as the “indenture trustee.” The first mortgage bond indenture and the unsecured indentures are governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time. The senior indenture and the subordinated indenture are substantially similar, but differ in some important respects. The material differences between the senior indenture and the subordinated indenture are set forth in the description below under “Description of the Debt Securities.”

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The following description discusses the general terms and provisions of the first and refunding mortgage bonds that we may offer by this prospectus in one or more distinct offerings. In this prospectus, we refer to the first and refunding mortgage bonds as “first mortgage bonds” or “bonds.” The first mortgage bonds will be an additional series of our secured debt securities created by resolution of our board of directors or the executive committee of the board, or by an action of one or more of our authorized officers, and will be issued under the first mortgage bond indenture, as amended and supplemented by supplemental indentures.

The first mortgage bond indenture gives us broad authority to set the particular terms of each series of first mortgage bonds, including the right to modify certain of the terms contained in the first mortgage bond indenture. The particular terms of a series of bonds and the extent, if any, to which the particular terms of the issue modify the terms of the first mortgage bond indenture will be described in the prospectus supplement relating to the bonds.

The first mortgage bond indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the first mortgage bonds or the first mortgage bond indenture. This summary is subject to and qualified by all the provisions of the first mortgage bond indenture, including definitions of terms used in the first mortgage bond indenture. Therefore, you should read carefully the detailed provisions of the first mortgage bond indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description in the applicable prospectus supplement of the particular terms of the first mortgage bonds and any applicable supplemental indenture.

General

Before issuing each series of first mortgage bonds, we will specify the terms of that series through a board or executive committee resolution or officer action and a supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of first mortgage bonds:

•	the title of the bonds;

•	any limit on the aggregate principal amount of the bonds of that series;

•	the price at which the bonds will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•	the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•	the place or places where payments on the bonds will be made;

•	any obligation or option on our part to redeem, purchase or repay bonds; any option of the holder to require us to redeem or repurchase bonds; and the terms and conditions upon which the bonds will be redeemed, purchased or repaid;

•	the denominations in which the bonds will be issued;

•	whether the bonds are to be issued in whole or in part in the form of one or more global bonds and, if so, the identity of the depositary for the global bonds;

•	whether the bonds are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the bonds may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•	if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global bond may be exchanged for interests in a definitive global bond or for definitive bonds, and (c) interests in any definitive global bond may be exchanged for definitive bonds;

•	if other than United States dollars, the currency or currencies in which the bonds will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the bonds;

•	any deletions, modifications or additions to the covenants or events of default provided for the bonds;

•	whether the bonds are subject to discharge and defeasance at our option; and

•	any other terms of the bonds.

Security

The first mortgage bonds when issued, will, as to the security afforded by the first mortgage bond indenture, be secured equally and ratably with all other first mortgage bonds by a legally valid first lien or charge on substantially all of the property and franchises now owned by us (with exceptions and exclusions noted below). Such lien and our title to our properties are subject to the terms of franchises, licenses, easements, leases, permits, contracts and other instruments under which properties are held or operated, statutes and governmental regulations, liens for taxes and assessments, and liens of the indenture trustees. In addition, such liens and our title to our properties are subject to other liens, prior rights and other encumbrances, none of which, with minor or insubstantial exceptions affects from a legal standpoint the security for the first mortgage bonds or our rights to use such properties in our business, unless the matters with respect to our interest in the Four Corners Generating Station and the related easement and lease referred to in the following paragraph may be so considered.

Our rights and the rights of the indenture trustees in the Four Corners Generating Station in northern New Mexico, located on land of the Navajo Nation under an easement from the United States and a lease from the Navajo Nation, may be subject to possible defects, including possible conflicting grants or encumbrances not ascertainable because of the absence of or inadequacies in the applicable recording law and the record systems of the Bureau of Indian Affairs and the Navajo Nation, our possible inability to resort to legal process to enforce our rights against the Navajo Nation without Congressional consent, possible impairment or termination under certain circumstances of the easement and lease by the Navajo Nation, Congress, or the Secretary of the Interior, and the possible invalidity of the Indenture lien against our interest in the easement, lease, and improvements at the Four Corners Generating Station. We cannot predict what effect, if any, such possible defects may have on our interest in the Four Corners Generating Station.

The first mortgage bond indenture provides that property hereafter acquired (other than excepted kinds noted below) will become subject to the lien of the first mortgage bond indenture. Such property may be subject to prior liens and other encumbrances.

Properties excepted from the lien of the first mortgage bond indenture include cash, accounts receivable, deposits, bills and notes, contracts, leases under which we are lessor, securities not specifically required to be pledged, office equipment, vehicles, and all materials, supplies and electric energy acquired or produced for sale, consumption or use in the ordinary conduct of business.

Special Trust Fund

We are required to deposit in a special trust fund with The Bank of New York, as trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination by agreement between us and The Bank of New York, as trustee) of the aggregate principal amount of the first mortgage bonds and underlying bonds then outstanding (excluding certain bonds and underlying bonds, such as bonds called for redemption), less certain amounts paid or credited in respect of underlying bonds. The term “underlying bonds” is defined in the first mortgage bond indenture to mean any bonds or other evidence of indebtedness secured by property subsequently acquired by us. Amounts in the special trust fund may, in general, be paid out for payment, redemption (at the redemption prices, including applicable premiums, set forth in the first mortgage bonds and subject to the limitation on refunding applicable to various series) or purchase of first mortgage or underlying bonds, or to reimburse us for the acquisition of certain additional properties. The foregoing deposit requirement has not affected our cash flow, because the cash deposited has been simultaneously offset by its payment to us to reimburse us for the acquisition of additional properties. Thus, there currently are no funds on deposit in the Special Trust Fund.

Issue of Additional Bonds

In general, additional Bonds, ranking equally and ratably with the first mortgage bonds, may be issued, subject to certain restrictions and requirements described below, in principal amounts equal to the lesser of (i) the amount authorized under the net earnings test described below and (ii) the sum of the following:

a. Certain bonds and underlying bonds acquired, redeemed or otherwise retired.

b. Cash deposited to pay or redeem Bonds or underlying bonds.

c. 66 2/3% of the net amount of additional property constructed or acquired by us and not theretofore used for other purposes under the first mortgage bond indenture, subject to certain restrictions.

d. Cash deposited in an advance construction account with The Bank of New York, as trustee (in certain events with such trustee’s consent), to be withdrawn to reimburse us for 66 2/3% of unbonded additional property.

As of December 31, 2004, the amount of first mortgage bonds acquired, redeemed or otherwise retired against which bonds might be issued under the first mortgage bond indenture pursuant to clause (a) above was approximately $505 million. The net amount of additional property against which bonds might be issued under the first mortgage bond indenture pursuant to clause (c) above was approximately $12.5 billion, resulting in the ability to issue $8.3 billion of Bonds pursuant to clause (c) (i.e. $12.5 billion x .6666 = $8.3 billion). The aggregate amount of bonds which we could issue under clauses (a) and (c) above would, if other conditions were met, be approximately $8.8 billion. As of December 31, 2004, we had $4.4 billion of our first mortgage bonds outstanding (including the first mortgage bonds issued to secure $927 million of pollution control bonds and a $700 million revolving credit facility). In January 2005, we issued $650 million in principal amount of first mortgage bonds and used the proceeds to redeem outstanding first mortgage bonds. In February 2005, we replaced our $700 million revolving credit facility with a $1.25 billion revolving credit facility which is secured by $1.25 billion of first mortgage bonds. In March 2005, we issued $203,460,000 of first mortgage bonds to secure payments under an installment sale agreement relating to the issuance of pollution control refunding bonds issued by the city of Farmington, New Mexico.

Furthermore, in addition to the first mortgage bond indenture’s bondable property requirement described in clause (c) above, the first mortgage bond indenture also provides that additional first mortgage bonds may not be issued unless our net earnings (as defined) for twelve months shall have been at least two and one-half (2.5x) times our total annual first mortgage bond interest charge. At December 31, 2004, under the net earnings test we could issue $11.7 billion of additional first mortgage bonds (based on net earnings for the year ended December 31, 2004). Notwithstanding the net earnings requirement, additional first mortgage bonds may be issued under the provisions referred to in (a) and (b) above under some circumstances involving, among other things, issuance of bonds not bearing a higher interest rate than the bonds to be retired, issuance of bonds to pay or redeem bonds maturing within two years and issuance of bonds on the basis of acquisition, redemption or other retirement of underlying bonds. Additional first mortgage bonds may not be issued under the provisions referred to in paragraphs (c) and (d) above during any period when indebtedness secured by a prior lien on acquired utility property has not been established as underlying bonds.

Other than the security afforded by the lien of the first mortgage bond indenture and restrictions on the issuance of additional bonds described above, there are no provisions of the first mortgage bond indenture which afford holders of the first mortgage bonds protection against us increasing our ratio of total debt to total “bondable” assets.

Defaults and Other Provisions

The first mortgage bond indenture provides that the following are defaults:

•	default in payment of principal;

•	default for 60 days in payment of interest or satisfaction of the special trust fund obligation;

•	default under our covenants and conditions in the first mortgage bond indenture or in the bonds for 60 days after written notice by The Bank of New York, as trustee;

•	certain acts of bankruptcy and certain events in bankruptcy, insolvency, receivership or reorganization proceedings; and

•	our failure to discharge or stay within 60 days any judgment against us for the payment of money in excess of $100,000.

A California court may not strictly enforce certain of our covenants contained in the first mortgage bond indenture or the first mortgage bonds or allow acceleration of the due date of the first mortgage bonds if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. However, we believe that acceleration would be available if an event of default occurs as a result of a material breach of a material covenant contained in the first mortgage bond indenture or the first mortgage bonds.

The first mortgage bond indenture and the Trust Indenture Act of 1939 require us to file with an indenture trustee documents and reports with respect to the absence of default and compliance with the terms of the first mortgage bond indenture annually and upon the authentication and delivery of additional first mortgage bonds, the release of cash or property, the satisfaction and discharge of the first mortgage bond indenture, or any other action requested to be taken by an indenture trustee at our request.

The holders of a majority in principal amount of outstanding first mortgage bonds may require the indenture trustees to enforce the lien of the first mortgage bond indenture upon the happening (and continuance for the prescribed grace period, if any) of any of the defaults referred to above, and upon the indemnification of the indenture trustees to their reasonable satisfaction.

Concerning the Trustees

The Bank of New York and certain of its affiliates act as trustees for our senior debt securities and certain pollution control bonds issued on our behalf. The Bank of New York also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

Neither by the first mortgage bond indenture nor otherwise are the indenture trustees restricted from dealing in the first mortgage bonds as freely as though they were not indenture trustees. However, the Trust Indenture Act provides that if either indenture trustee acquires or has acquired a conflicting interest, as defined in the Trust Indenture Act, and a default under the first mortgage bond indenture occurs or has occurred, such indenture trustee must within 90 days following the default eliminate such conflict, cure the default or resign. The Trust Indenture Act provides that an indenture trustee with an uncured conflict of interest will not be required to resign if it can show that the conflict will be cured or the default waived within a reasonable time and a stay of its duty to resign is not inconsistent with the interests of the holders of the outstanding bonds. In certain cases, the first mortgage bond indenture and the Trust Indenture Act require an indenture trustee to share the benefit of payments received as a creditor after the beginning of the third month prior to a default.

Modification of the Indenture

The holders of 80% in principal amount of all first mortgage bonds outstanding may authorize release of trust property, waive defaults and authorize certain modifications of the first mortgage bond indenture proposed by us and consented to by the indenture trustee. However, our obligation to pay principal and interest will continue unimpaired; and such modifications may not include, among other things, modifications giving any bonds preference over other bonds or authorizing any lien prior to that of the first mortgage bond indenture. In addition, modifications of rights of any series require the assent of the holders of 80% in principal amount of the bonds of such series.

Global Securities

We may issue first mortgage bonds of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of first mortgage bonds in the prospectus supplement relating to that series.

DESCRIPTION OF THE DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities other than first mortgage bonds that we may offer by this prospectus in one or more distinct offerings. We may issue the debt securities as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Southern California Edison. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Southern California Edison, to the extent and in the manner set forth in the applicable prospectus supplement for the securities. (See “Subordination” below.)

At December 31, 2004, Southern California Edison had approximately $4.6 billion of senior secured indebtedness that effectively would rank senior to any senior debt securities and approximately $825 million of indebtedness that would be pari passu with any senior debt securities. The amount of senior secured indebtedness included $3.7 billion of first mortgage bonds (including the first mortgage bonds issued to secure $927 million of pollution control bonds and excluding the first mortgage bonds issued to secure a $700 million revolving credit facility) and $739 million of rate reduction notes previously issued by or on behalf of Southern California Edison. As described above under “Description of the First Mortgage Bonds,” the first mortgage bonds are issued under and secured by the first mortgage bond indenture, which creates a lien on substantially all the properties of Southern California Edison for the benefit of the holders of the first mortgage bonds. The rate reduction notes are secured by a right to receive certain charges from electricity customers of Southern California Edison. The debt securities other than first mortgage bonds that we are offering by this prospectus are not secured by any assets or property of Southern California Edison.

The unsecured indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the unsecured indenture will be described in the prospectus supplement relating to the debt securities.

Each unsecured indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified by all the provisions of the applicable indenture, including definitions of terms used in any such indenture. Therefore, you should read carefully the detailed provisions of the unsecured indentures, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under each unsecured indenture in one or more series, up to the aggregate principal amounts that may be authorized by us from time to time.

The debt securities will be unsecured obligations of Southern California Edison.

Before issuing each series of debt securities, we will specify the terms of that series through a board resolution, officers’ certificate or supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•	the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” any record dates for the interest payable on the interest payment dates; and any special provisions for the payment of additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be made;

•	any obligation or option on our part to redeem, purchase or repay debt securities; any option of the holder to require us to redeem or repurchase debt securities; and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	any provision for deferral of interest payments;

•	the denominations in which the debt securities will be issued (if other than denominations of $1,000 and any integral multiple thereof);

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•	if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities, and (c) interests in any definitive global security may be exchanged for definitive debt securities;

•	if other than United States dollars, the currency or currencies in which the debt securities will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any deletions, modifications or additions to the covenants or events of default provided for the debt securities;

•	whether the debt securities are subject to discharge and defeasance at our option; and

•	any other terms of the debt securities.

In addition, we will set forth in the prospectus supplement for any offering of subordinated debt securities the following terms to the extent they are applicable:

•	any right to extend the interest payment periods;

•	whether the series of subordinated debt securities will be junior in right of payment to any other series; and

•	any changes in the subordination provisions of the subordinated indenture with respect to the series.

We may also issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. We will describe in a prospectus supplement the federal income tax consequences and other special considerations applicable to any original issue discount securities.

Form of Debt Securities

We may issue the senior debt securities as registered securities, bearer securities or both. We may issue the subordinated debt securities only as registered securities, unless we enter into a supplemental indenture that provides for bearer securities. We also may issue the debt securities of a series in whole or in part in the form of one or more global securities, as described below under the heading “Global Securities.” Unless we specify otherwise in a prospectus supplement, registered securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and bearer securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and $100,000. All debt securities of any one series will be substantially identical except as to denomination and as otherwise provided by a board resolution, officer’s certificate or supplemental indenture. For any series of debt securities denominated in a foreign or composite currency, we will specify the denominations and any special United States federal income tax and other related considerations in a prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

Payment of Debt Securities

Registered Securities. Unless we state otherwise in a prospectus supplement, we will make payments with respect to debt securities that are in registered form as follows:

•	We will pay interest on each interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment. At our option, we may pay interest by mailing a check to each holder’s registered address or by wire transfer to an account designated by the holder under an arrangement that is satisfactory to the indenture trustee and us.

•	We will pay principal of and any premium on registered securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at the corporate trust office of the respective indenture trustee in Chicago, Illinois, for senior debt securities, and New York, New York, for subordinated debt securities.

Bearer Securities. Unless we state otherwise in a prospectus supplement, we will make payments in the designated currency with respect to senior debt securities that are in bearer form as follows:

•	We will pay interest on each interest payment date only upon presentation of the coupon for the interest payment at a paying agency outside the United States designated by us.

•	We will pay principal of and any premium on bearer securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at a paying agency outside the United States designated by us.

•	At the option of a holder of bearer debt securities, we will also pay any principal, premium or interest by mailing a check or by wire transfer to an account with a bank located outside the United States.

Unless we state otherwise in a prospectus supplement, we will not make any payment with respect to a bearer senior debt security within the United States (including payment at the corporate trust office of the indenture trustee or any other paying agency in the United States, by transfer to an account in the United States, or by mail to an address in the United States), except if payment at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In that case, we will pay principal of and premium, if any, and interest on bearer senior debt securities in United States dollars at the corporate trust office of the indenture trustee in Chicago, Illinois.

Paying Agents. In a prospectus supplement, we will name any paying agents other than the indenture trustee that we have initially appointed for a series of debt securities. We may terminate the appointment of any of the paying agents at any time, except that we will maintain at least one paying agent in Chicago, Illinois for registered senior debt securities and at least one paying agent in a city outside the United States so long as any bearer senior debt securities are outstanding. In addition, we will maintain a paying agent in London or Luxembourg or any city outside the United States, if that is required by a stock exchange on which a series of senior debt securities is listed.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Exchanges and Transfers of Debt Securities

Subject to the provisions of the applicable indenture and prospectus supplement, you may exchange your debt securities (other than debt securities represented by a global security, except as set forth below) for other debt securities of the same series with the same interest rate, maturity and total principal amount, as described in this section. You may have your debt securities divided or combined into smaller or larger authorized denominations. If you hold bearer senior debt securities, you may exchange them (with the remaining coupons) for registered senior debt securities or other bearer senior debt securities, but the exchange must be made outside the United States. If you hold registered securities, you may not exchange them for bearer securities.

You may exchange or transfer your registered debt securities, other than debt securities represented by a global security, at the office of the indenture trustee or another transfer agent designated by us and named in a prospectus supplement. We have appointed the indenture trustee to act as the security registrar for registering debt securities in the names of holders and transferring debt securities. We may appoint, remove or add additional transfer agents and change their locations. If we issue bearer debt securities, we will maintain a transfer agent outside the United States where they may be exchanged. If you hold bearer senior debt securities, you may transfer them by delivering the certificate to the new holder. There will be no service charge for transfer or exchange of your debt securities, but you may be required to pay for any related taxes and other governmental charges.

In the event of any redemption, we are not required to:

•	issue, register the transfer of or exchange the debt securities during a period of 15 days before giving any notice of redemption;

•	register the transfer of or exchange any registered security selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer senior debt security selected for redemption, except that a bearer senior debt security may be exchanged for a registered senior debt security of the same series if the debt securities of the series are issuable as registered securities; or

•	register the transfer of or exchange any debt security if the holder of the debt security has expressed the right, if any, to require us to repurchase the debt security in whole or in part, except that portion of the debt security not required to be repurchased, provided that the debt security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the indenture.

Redemption of Debt Securities

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except for debt securities redeemable at the option of the registered holder, we may redeem debt securities upon notice by mail between 30 and 60 days before the redemption date. If we choose to redeem less than all of the debt securities of any series or tranche of a series, the indenture trustee will select the debt securities to be redeemed. The indenture trustee will choose a method of selection it deems fair and appropriate unless another method has been specified in accordance with the indenture.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption (along with any remaining coupons in the case of bearer senior debt securities). If only part of a debt security is redeemed and you have surrendered the debt security, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

Global Securities

We may issue debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities in the prospectus supplement relating to that series.

Events of Default and Remedies for Senior Debt Securities

This section contains descriptions of the events of default and remedies specified in the senior indenture for the senior debt securities. The corresponding provisions for the subordinated debt securities, which differ in some material respects, are described in the next following section under the heading “Events of Default and Remedies for Subordinated Debt Securities.”

Defaults. An “event of default” under the senior indenture occurs with respect to any series of senior debt securities if:

•	we do not pay any installment of interest on senior debt securities of the series within 30 days of when it is due;

•	we do not pay principal or premium on any senior debt securities of the series when it is due;

•	we do not pay any sinking fund installment on senior debt securities of the series when it is due;

•	we remain in breach of any other covenant or agreement in the senior indenture for 60 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities;

•	we fail to pay any indebtedness of more than $10,000,000 when it is finally due and do not fully cure the failure within 30 days after receiving of notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities; or

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization.

An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the senior indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of senior debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) may declare the principal amount of the senior debt securities of that series (or of all the senior debt securities, as the case may be) to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of senior debt securities of that series or of all of the senior debt securities, as the case may be, may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the senior debt securities of any series or of all the senior debt securities, as the case may be, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The senior indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the senior debt securities after an event of default:

•	The indenture trustee must give notice of a default to the holders of senior debt securities of the affected series within 90 days after a default occurs that is known to the indenture trustee, if the default is not cured or waived. However, the indenture trustee may withhold the notice if it determines in good faith that it is in the interests of the holders to do so, except in the case of a default in the payment of principal, premium or interest.

•	Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the senior debt securities of a series before exercising any right or power under the senior indenture with respect to the series at the request of the holders.

•	No holder of senior debt securities of a series may institute proceedings to enforce the senior indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) have requested the indenture trustee to enforce the senior indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of senior debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

•	The holders of a majority in principal amount of the senior debt securities of a series or of all the senior debt securities, as the case may be, may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the senior debt securities of the series, as long as the direction does not conflict with any law or the senior indenture or expose the indenture trustee to personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Events of Default and Remedies for Subordinated Debt Securities

This section contains descriptions of the events of default and remedies specified in the subordinated indenture for the subordinated debt securities. The corresponding provisions for the senior debt securities, which differ in some material respects, are described in the preceding section under the heading “Events of Default and Remedies for Senior Debt Securities.”

Defaults. An “event of default” under the subordinated indenture occurs with respect to any series of subordinated debt securities if:

•	we do not pay any installment of interest on subordinated debt securities of the series within 30 days of when it is due (following any deferral allowed under the terms of the subordinated debt securities and elected by us);

•	we do not pay principal or premium on any subordinated debt securities of the series when it is due;

•	we do not pay any sinking fund installment on subordinated debt securities of the series within 60 days of when it is due;

•	we remain in breach of any other covenant or agreement in the subordinated indenture for 90 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of the outstanding subordinated debt securities of the series;

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization; or

•	any other event of default specified in the prospectus supplement occurs.

An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the subordinated indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of subordinated debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the subordinated debt securities of the series (or, if any subordinated debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in such securities) may declare the principal amount of the subordinated debt securities of that series to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of subordinated debt securities of that series may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the subordinated debt securities of all affected series, voting as one class, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The subordinated indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the subordinated debt securities after an event of default:

•	The indenture trustee must give notice of a default to the holders of subordinated debt securities of the affected series as provided by the Trust Indenture Act.

•	Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the subordinated debt securities of a series before exercising any right or power under the subordinated indenture with respect to the series at the request of the holders.

•	No holder of subordinated debt securities of a series may institute proceedings to enforce the subordinated indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the subordinated debt securities of all affected series, considered as one class (or in the case of defaults in the payment of principal, premium or interest, an affected series) have requested the indenture trustee to enforce the subordinated indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of subordinated debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit a to enforce that right.

•	The holders of a majority in principal amount of the subordinated debt securities of an affected series (or of all the subordinated debt securities, in the case of a default as to all series) may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the subordinated debt securities of the series, as long as the direction does not conflict with any law or the subordinated indenture or involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Modification of the Indenture

Without Consent of Holders. Without the consent of any holders of debt securities, we and the indenture trustees may enter into supplemental indentures to:

•	evidence the succession of another entity to take our place and assume our covenants;

•	add to our covenants for the benefit of the holders of all or any series of the debt securities, or surrender any right or power conferred upon us;

•	add any additional events of default for all or any series of the debt securities;

•	add to or change certain provisions for issuing, exchanging or registering bearer securities, as specified in the senior indenture or the subordinated indenture;

•	add to, change or eliminate any provisions of the applicable indenture, but those modifications will not apply to debt securities of any series that was created before the modifications;

•	establish the form or terms of debt securities of any series as permitted by the unsecured indentures;

•	evidence and provide for a successor or additional indenture trustee;

•	provide security for the debt securities of any series;

•	cure any ambiguity, defect or inconsistency or make any other changes that do not adversely affect the interests of the holders of debt securities; or

•	evidence any changes in the disqualification and eligibility requirements applicable to the indenture trustee under the senior indenture, as permitted by the senior indenture, or effect any change to qualify the senior indenture under the Trust Indenture Act of 1939.

With Consent of Holders. We may enter into supplemental indentures with the indenture trustees to modify the unsecured indentures or the rights of holders of the debt securities, if we obtain the consent of the holders of at least a majority in principal amount of the debt securities affected by the modification. However, without the consent of all affected holders of debt securities, no supplemental indenture may:

•	change the stated maturity of the principal or interest on any debt security, reduce the principal amount or interest payable, reduce any premium payable upon redemption, reduce the amount of principal of an original issue discount security payable upon its acceleration, change the currency in which any debt security is payable, change any right of redemption or repurchase, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indentures; or

•	modify certain provisions in the unsecured indentures relating to supplemental indentures and waivers of covenants and past defaults.

A supplemental indenture that changes or eliminates any provision of the unsecured indentures expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the rights of the holders of debt securities of any other series.

Consolidation, Merger and Sale of Assets; No Financial Covenants

Subject to the provisions described in the next paragraph, we will preserve our corporate existence.

We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the entity formed by the consolidation or merger, or which acquires or leases our property and assets substantially as an entirety, is organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the indenture trustees, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of our covenants under the unsecured indentures;

•	immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and

•	we have given the indenture trustees an officers’ certificate and legal opinion that all conditions in the unsecured indentures relating to the transactions have been complied with.

The unsecured indentures contain no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement. There are no provisions of the unsecured indentures that protect holders of the debt securities in the event of a highly leveraged transaction involving Southern California Edison. However, management of Southern California Edison believes that required regulatory approvals of a highly leveraged transaction would be unlikely to be obtained.

Discharge and Defeasance

There are significant differences between the provisions of the senior indenture and the subordinated indenture for defeasance of debt securities and discharge of our obligations. The respective provisions are discussed separately below.

Defeasance of Senior Debt Securities. When we issue a series of senior debt securities, we may specify that we will be discharged from any and all obligations in respect of those senior debt securities (except as described below) upon the irrevocable deposit with the indenture trustee of money and/or government obligations which will provide money in an amount sufficient to pay principal, premium and interest on the senior debt securities when due in accordance with the terms of the senior indenture and the senior debt securities. We must also satisfy conditions that:

•	the deposit will not cause the indenture trustee to have a conflicting interest;

•	there is no event of default under the senior indenture within 91 days after the deposit;

•	the deposit will not result in breach or violation of any applicable laws, the senior indenture or any other agreement by which we are bound;

•	the deposit will not result in a trust that is an investment company subject to the Investment Company Act of 1940, or such trust will be qualified or exempt from the Investment Company Act of 1940; and

•	we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions in the senior indenture to the defeasance and discharge have been complied with.

The discharge of our obligations does not include certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold monies for payment in trust and, if so specified as to the senior debt securities of a series, to pay the principal, premium and interest on those senior debt securities.

We may specify as to the senior debt securities of a series that the deposit of money described above will be made only if it will not cause the senior debt securities listed on any nationally recognized securities exchange to be de-listed. We may also specify as to a series of senior debt securities that the deposit will be conditioned on our giving to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that, based upon applicable United States federal income tax laws or a ruling published by the United States Internal Revenue Service, the deposit and discharge will not be a taxable event for the holders of the senior debt securities.

Defeasance of Subordinated Debt Securities. The subordinated indenture provides, unless the terms of the particular series of subordinated debt securities provide otherwise, that upon satisfying several conditions we may cause ourselves to be:

•	discharged from our obligations, with some exceptions, as to any series of subordinated debt securities, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants as to any series of subordinated debt securities, which we refer to as “covenant defeasance.”

The conditions that we must satisfy for either a defeasance or a covenant defeasance of a series of subordinated debt securities include:

•	the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay principal, premium and interest on the subordinated debt securities on the maturity dates of the payments or upon redemption;

•	there is no event of default under the subordinated indenture at the time of such deposit or, as to defaults related to bankruptcy or similar proceedings, within 90 days after the deposit;

•	notice of redemption of the subordinated debt securities has been given or provided for, if the subordinated debt securities are to be redeemed before their stated maturity (other than from mandatory sinking fund payments or analogous payments); and

•	we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions to the defeasance or covenant defeasance have been complied with.

The discharge of our obligations through a defeasance or covenant defeasance does not discharge the rights of the holders of the defeased subordinated debt securities to receive payments of principal, premium and interest from the trust funds when due, or our obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold monies for payment in trust.

The subordinated indenture permits defeasance as to any series of subordinated debt securities even if a prior covenant defeasance has occurred as to the subordinated debt securities of that series. Following a defeasance, payment of the subordinated debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the subordinated debt securities may not be accelerated because of a breach of the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities defeased, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Tax Effects of Defeasance of Debt Securities. Under current United States federal income tax law, the defeasance of either senior or subordinated debt securities as described in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the subordinated debt securities, covenant defeasance of subordinated debt securities generally should not be treated as a taxable exchange.

Subordination

Unless we establish other provisions through a board resolution, officer’s certificate or supplemental indenture, which we will describe in a prospectus supplement, the debt securities issued under the subordinated indenture will be subordinated in the following manner:

•

If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of principal, premium and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior indebtedness (as defined below), including senior debt securities. However, our obligation to pay principal, premium or interest on the subordinated debt securities will not otherwise be affected.

•	No payment on account of principal, premium, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, sinking fund or interest on senior indebtedness.

•	If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness.

•	Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

The term “senior indebtedness” means the principal, premium, interest and any other payment due on any of the following, whether existing before the subordinated indenture was signed or incurred after it was signed: (a) all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause assumed or guaranteed in any manner by us, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses, unless it is expressly provided in the case of any particular obligation described above that it is not superior in right of payment to or is pari passu with the subordinated debt securities. Senior indebtedness includes all of our first mortgage bonds and all of the senior debt securities.

Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more ratably than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Concerning the Indenture Trustees

The Bank of New York and certain of its affiliates act as trustees for our first and refunding mortgage bonds and certain pollution control bonds issued on our behalf. The Bank of New York also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

JPMorgan Chase Bank, N.A. is the trustee under an indenture under which our parent, Edison International, may issue subordinated debt securities in the future. We and Edison International maintain bank deposits with JPMorgan Chase Bank, N.A. and may borrow money from the bank from time to time.

Limitations on Issuance of Bearer Securities

Senior debt securities may be issued in the form of bearer securities. Subordinated debt securities may not be issued in bearer form unless the subordinated indenture is amended to provide for bearer securities.

In compliance with United States federal tax laws and regulations, bearer securities generally may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person. However, subject to certain restrictions and limitations, offers or sales may be made to:

•	the United States office of an international organization (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986 and the regulations thereunder);

•	the United States office of a foreign central bank (as defined in Section 895 of the Internal Revenue Code of 1986 and the regulations thereunder); and

•	United States persons that are (a) foreign branches of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)), which are purchasing for their own account or for resale, or (b) persons that acquire and hold bearer securities through a foreign branch of a U.S. financial institution, and in either case, the financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986.

Definitive bearer securities will not be delivered during the same restricted period within the United States and will not be delivered in any event unless the beneficial owner of the bearer securities provides the required certification as to non-United States beneficial ownership. The restricted period for these purposes is the period beginning upon the earlier of the issue date of any bearer securities or the date on which those bearer securities are first offered and ending 40 days after the issue date or later date in the case of any unsold original allotment or subscription.

Bearer securities will bear the following legend on their face and on any interest coupons which may be detached or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.” The sections referred to in the legend provide that a United States person who holds a bearer security will not be allowed to deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain (which might otherwise be characterized as capital gain) recognized on the sale, exchange or redemption will be treated as ordinary income.

As used herein, “United States person” means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Governing Law

The senior indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York. The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, indemnities and immunities of the indenture trustee will be governed by the laws of the State of New York.

DESCRIPTION OF THE PREFERRED STOCK

The following description of Southern California Edison’s preferred stock is a summary, and it does not describe every aspect of the preferred stock. Southern California Edison’s restated articles of incorporation, as amended, including the certificates of determination of preferences relating to outstanding series of preferred stock, which are collectively referred to in this prospectus as the “articles of incorporation,” contain the full legal text of the matters described in this section. This summary is subject to and qualified by the articles of incorporation. Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the preferred stock in the applicable prospectus supplement.

Southern California Edison’s board of directors and shareholders approved an amendment to the articles of incorporation which became effective in January 2005. The amendment clarified that only the then outstanding series of preferred stock are entitled to general voting rights and the right to elect two directors in the event of a specified default. As a result, series of preferred stock that are issued after the date the amendment became effective may not be entitled to vote on matters other than as required by law or as specified in the articles of incorporation.

General

The rights, preferences and privileges of the preferred stock are established by the articles of incorporation. Whenever we offer and sell preferred stock, our board of directors or the executive committee of the board of directors will adopt and we will file with the California Secretary of State a new certificate of determination of preferences to establish the terms of each new series of preferred stock. We will also set forth the terms in a prospectus supplement.

Southern California Edison’s authorized capital stock consists of the following classes of shares of stock with the following number of shares per class:

•	cumulative preferred stock—24,000,000 shares with a par value of $25 per share;

•	$100 cumulative preferred stock—12,000,000 shares with a par value of $100 per share;

•	preference stock—50,000,000 shares with no par value; and

•	common stock—560,000,000 shares with no par value.

As of December 31, 2004, Southern California Edison had issued and outstanding 5,150,198 shares of cumulative preferred stock, 1,480,800 shares of $100 cumulative preferred stock, no shares of preference stock, and 434,888,104 shares of common stock. All of the outstanding shares of common stock are owned by Edison International, our corporate parent.

The Southern California Edison board of directors may authorize the preferred stock to be issued from time to time as one or more series of cumulative preferred stock or $100 cumulative preferred stock. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article Sixth of the articles of incorporation, may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (in addition to the voting rights provided in the articles of incorporation), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences.

We will set forth in a prospectus supplement the following terms of each series of preferred stock offered through this prospectus:

•	the designation of the series;

•	the total number of shares being offered;

•	the general or special voting rights of such shares, if any;

•	the price or prices at which shares will be offered and sold;

•	the dividend rate (including any step-up or step-down), period and payment date or method of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock accumulate;

•	whether the dividend rate is fixed or variable;

•	any mandatory or optional sinking fund, purchase fund or similar provisions, if any;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation);

•	the dates, prices and other terms of any optional or mandatory redemption;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation (whether voluntary or involuntary), dissolution or winding up of our affairs;

•	any voluntary liquidation preferences;

•	the procedures for auction and remarketing, if any, of the shares;

•	any listing of the shares on a securities exchange; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preferred Stock

Unless we state otherwise in a prospectus supplement, all series of preferred stock, whether of cumulative preferred stock or $100 cumulative preferred stock, will rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preferred stock ranks senior to all of the preference stock and common stock. Currently, we have no equity securities outstanding or authorized that would rank senior to the preferred stock.

Dividend Rights

Each series of preferred stock is entitled to receive, in preference to the holders of preference stock and common stock, as declared by the Southern California Edison board of directors, cumulative quarterly cash dividends at the rate fixed for such series and no more. Such dividends may be payable at a fixed or variable rate.

Whenever dividends on any shares of the preferred stock are in default, we may not:

•	pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock;

•	purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock; or

•	redeem less than all of the preferred stock or purchase any shares of preferred stock, except through offers to all holders of preferred stock in proportion to the par values and market prices per share of the respective classes.

The first mortgage bond indenture securing Southern California Edison’s first mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31, 1921, and out of earnings since then. None of Southern California Edison’s present earnings reinvested in the business are restricted by this provision. Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preferred stock.

Voting Rights

Each share of cumulative preferred stock that is outstanding on the date of this prospectus is entitled to six votes and each share of currently outstanding $100 cumulative preferred stock is entitled to two votes on all matters submitted to a vote of shareholders. Votes may not be cumulated in electing directors. Shares issued after the date of this prospectus will be entitled to vote on the matters specified below but are not expected to have the right to vote on other matters submitted to a vote of shareholders, including the right to elect directors. The preferred capital stock of Southern California Edison may be increased or diminished at a meeting of shareholders by a vote of at least two-thirds of the entire subscribed or issued capital stock. Because Edison International owns and can vote all the shares of the common stock, which comprise more than 80 percent of the total shareholder votes, the holders of the preferred stock will not be able to elect any directors or influence the outcome of any other matters submitted to a vote of shareholders, except as described below.

The holders of cumulative preferred stock and the holders of $100 cumulative preferred stock are entitled to vote as separate classes, or as series within either class, on certain matters affecting their interests. The affirmative vote or written consent of the holders of at least two-thirds of the shares of the affected class or series is required to:

•	amend the articles of incorporation to change certain basic terms of the class or series with respect to dividends, redemption, liquidation, conversion, voting or priority; or

•	authorize, create or increase in amount any stock ranking senior to the class or series.

The affirmative vote or written consent of the holders of at least a majority of both the cumulative preferred stock and the $100 cumulative preferred stock, as separate classes, is required to:

•	increase the amount of either class, or authorize, create or increase in amount any stock ranking on a parity with the preferred stock;

•	merge or consolidate Southern California Edison, or sell, lease or convey all or substantially all of the property or business of Southern California Edison, or part with control of it; or

•	issue any additional shares of preferred stock, or of any class ranking senior to or on a parity with the preferred stock, unless the consolidated income of Southern California Edison and its subsidiaries for any 36 consecutive months within the last 39 months is at least one and one-half times the total of the interest requirements on outstanding debt and dividend requirements on outstanding preferred stock for three years.

However, such vote or consent of the holders of preferred stock will not be required if, at or prior to the time when any of the actions mentioned above takes place, all of the preferred stock the consent of which would otherwise be required is redeemed in accordance with the articles of incorporation.

If there is a default in the payment of six or more quarterly dividends, whether consecutive or not, on any series of preferred stock, then the holders of the currently outstanding series of preferred stock, voting together as a single class, will have the right to elect two directors until the dividends have been paid or declared and set apart for payment. If defaults ever occur that would enable any existing or future series of preferred stock to exercise this voting right, Southern California Edison intends to increase the size of its board of directors, if necessary, to ensure that the holders of preferred stock cannot elect more than 20% of the members of the board of directors. Southern California Edison does not intend to issue additional series of preferred stock that are entitled to elect directors in any event.

Liquidation Rights

If Southern California Edison ever liquidates, dissolves or winds up its affairs, the holders of preferred stock will be entitled to receive liquidation payments before any distribution is made to holders of preference stock or common stock. The amount of the payments may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of preferred stock will be entitled to receive:

•	in the event of an involuntary liquidation, the par value of the shares of the series; or

•	in the event of a voluntary liquidation, the liquidation preference fixed by the board of directors at the time the series was issued;

together, in either event, with any accrued dividends not previously received. The voluntary liquidation preference for each series of preferred stock now outstanding is an amount equal to the redemption price for the series at the time of the liquidation, together with any accrued dividends not previously paid. If the amounts payable to the holders of all outstanding shares of preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

Redemption

The Southern California Edison board of directors may elect to redeem all or part of any series of preferred stock at any time, subject to any limitations set when the series is authorized. The redemption prices for each series of preferred stock will be set when we issue the series and will include an amount equal to all accumulated and unpaid dividends on the shares to be redeemed. If there are more than ten holders of record, we must publish notice in newspapers in Los Angeles, California and Manhattan in New York, New York between 30 and 60 days before the redemption date. We also will mail a notice to holders of the shares to be redeemed at their addresses on our books between 30 and 60 days before the redemption date. If we choose to redeem less than all the shares of any series, the Southern California Edison board of directors will either determine the shares to be redeemed by lot or redeem the shares pro rata. If we give notice of redemption and deposit sufficient funds into a trust fund to redeem shares of preferred stock, those shares will not accrue dividends after the redemption date and will no longer be considered to be outstanding shares.

Other Provisions

Holders of shares of preferred stock will not have any conversion or preemptive rights. The preferred stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

The transfer agent and registrar for the outstanding series of preferred stock is Wells Fargo Bank, N.A., 161 N. Concord Exchange Street, South St. Paul, Minnesota 55075-1139. We will select a transfer agent and registrar for any other series of preferred stock that we issue at the time of issuance.

DESCRIPTION OF THE PREFERENCE STOCK

The following description of Southern California Edison’s preference stock is a summary, and it does not describe every aspect of the preference stock. Southern California Edison’s articles of incorporation contain the full legal text of the matters described in this section. This summary is subject to and qualified by the articles of incorporation. Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the preference stock in the applicable prospectus supplement.

General

The articles of incorporation authorize our board of directors or the executive committee of our board of directors, from time to time, in one or more series, and without further shareholder action, to provide for the issuance of up to 50,000,000 shares of preference stock, no par value. For each new series of preference stock, the board of directors or the executive committee of our board of directors may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (if any), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences. Whenever we offer and sell preference stock, our board of directors or the executive committee of the board of directors will adopt and we will file with the California Secretary of State a new certificate of determination of preferences to establish the terms of each new series of preference stock. We will set forth in a prospectus supplement the following terms of each series of preference stock offered through this prospectus:

•	the designation of the series;

•	the total number of shares being offered;

•	the general or special voting rights of such shares, if any;

•	the price or prices at which shares will be offered and sold;

•	the dividend rate (including any step-up or step-down), period and payment date or method of calculation applicable to the preference stock;

•	the date from which dividends on the preference stock accumulate, if applicable

•	whether the dividend rate is fixed or variable;

•	any mandatory or optional sinking fund, purchase fund or similar provisions, if any;

•	the terms and conditions, if applicable, upon which the preference stock will be convertible into common stock, including the conversion price (or manner of calculation)

•	the dates, prices and other terms of any optional or mandatory redemption;

•	the relative ranking and preferences of the preference stock as to dividend rights and rights upon liquidation (whether voluntary or involuntary), dissolution or winding up of our affairs;

•	any liquidation preferences;

•	the procedures for auction and remarketing, if any, of the shares;

•	any listing of the shares on a securities exchange; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preference Stock

Unless we state otherwise in a prospectus supplement, all series of preference stock will rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preference stock ranks junior to all of the preferred stock and senior to all common stock.

Distribution Rights

A prospectus supplement will describe the circumstances relating to distributions on our preference stock. Holders of our preference stock of each series will be entitled to receive distributions, when, as, and if declared by our board of directors, out of our assets legally available for payment to shareholders. These distributions may be cash distributions, or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Dividends on any series of preference stock being offered may be cumulative or non-cumulative. Distributions on any series of preference stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Whenever dividends on any shares of the preferred stock are in default, we may not:

•	pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock; or

•	purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock.

The first mortgage bond indenture securing Southern California Edison’s first mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31, 1921, and out of earnings since then. None of Southern California Edison’s present earnings reinvested in the business are restricted by this provision. Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preference stock.

Voting Rights

Holders of preference stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Liquidation Rights

If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preference stock in the distribution of assets, the holders of each series of preference stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to shareholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preference stock will have no right or claim to any of our remaining assets.

If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preference stock and other classes of capital stock ranking equally with the preference stock in the distribution of assets, then the holders of the preference stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption

A prospectus supplement may provide that the preference stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preference stock.

Other Provisions

Holders of shares of preference stock will not have any preemptive rights. The preference stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

We will select a transfer agent and registrar for the preference stock that we issue at the time of issuance.

DESCRIPTION OF PREFERRED SECURITIES

This section and following sections discuss the general terms and conditions of the preferred securities that we and the trusts may offer through this prospectus, as well as provisions of the related trust agreements, guarantee agreements and expense agreements to be entered into by Southern California Edison. Those agreements contain the full legal text of the matters described in this and following sections. Because these sections are summaries, they do not describe every aspect of the preferred securities or the related agreements. These summaries are subject to and qualified by all the provisions of the applicable agreements, including definitions of terms used in the agreements. Therefore, you should read carefully the detailed provisions of the applicable agreements, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus. These summaries also are subject to and qualified by the description of the particular terms of the preferred securities in the applicable prospectus supplement.

General

Southern California Edison will enter into an amended and restated trust agreement (referred to as a “trust agreement” in this prospectus) for each of SCE Trust I, SCE Trust II and SCE Trust III before each trust issues any preferred securities. Each trust agreement will authorize the regular trustees to issue on behalf of each trust one series of preferred securities that will have the terms described in a prospectus supplement. The proceeds from the sale of a trust’s preferred and common securities will be used by the trust to purchase a series of either subordinated debt securities or preferred stock issued by Southern California Edison. The subordinated debt securities or preferred stock to be purchased by the trust are referred to in this prospectus as “intercompany securities.” The terms of the intercompany securities will in most respects mirror the terms of the preferred securities. The intercompany securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

Southern California Edison also will enter into a guarantee agreement (referred to as a “preferred securities guarantee” in this prospectus) with each trust, under which Southern California Edison will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust’s preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See “Description of Preferred Securities Guarantees” below.

The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Southern California Edison under the series of intercompany securities held by the trust. If Southern California Edison fails to make a payment on the intercompany securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Each preferred securities guarantee, when taken together with Southern California Edison’s obligations under the related series of intercompany securities, the subordinated indenture, the related trust agreement and the related expense agreement (as described below), and the articles of incorporation, as relevant, will provide a full and unconditional guarantee by Southern California Edison of amounts due on the preferred securities issued by a trust.

Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act of 1939.

Each series of preferred securities will have the terms, including those regarding distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions, as described in the relevant trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939 or the Delaware Statutory Trust Act. The terms of the preferred securities will in most respects mirror the terms of the intercompany securities held by the trust.

The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

•	the name of the preferred securities;

•	the dollar amount and number of securities issued;

•	any provision relating to deferral of distribution payments;

•	the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the applicable series of intercompany securities may be distributed to holders of the preferred securities;

•	the voting rights, if any, of holders of the preferred securities;

•	any securities exchange on which the preferred securities will be listed;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

In connection with the issuance of preferred securities, each trust will issue one series of common securities having the terms (including distributions, redemption, voting, liquidation rights or such restrictions) as will be set forth in the prospectus supplement. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the preferred securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the preferred securities, except that, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless an event of default has occurred and is continuing, the common securities of a trust carry the right to vote and to appoint, remove or replace any of the trustees of that trust. All of the common securities of each trust will be directly or indirectly owned by Southern California Edison.

Each prospectus supplement will describe various United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement, each trust agreement states that the related trust shall be dissolved:

•	on the expiration of the term of the trust;

•	upon the bankruptcy, dissolution or liquidation of Southern California Edison;

•	upon direction by Southern California Edison to the property trustee to dissolve the trust and distribute the related intercompany securities directly to the holders of the preferred and common securities of the trust;

•	upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related intercompany securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution other than as described in the fourth bullet point above, after the trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

•	the related intercompany securities in an aggregate principal amount or par value equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if such a distribution of related intercompany securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount or par value of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the related subordinated indenture or the certificate of determination has occurred and is continuing, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

An “event of default” under a trust agreement occurs if:

•	an event of default occurs under the subordinated indenture relating to a series of subordinated debt securities (see “Description of Debt Securities—Events of Default and Remedies for Subordinated Debt Securities” above);

•	the trust does not pay any distribution on its preferred or common securities within 30 days of when it is due;

•	the trust does not pay any redemption payment on its preferred or common securities when it is due;

•	the trustees remain in breach of any other covenant or warranty in the trust agreement for 90 days after receiving notice from the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities; or

•	the property trustee files for bankruptcy or becomes subject to specified proceedings involving bankruptcy, insolvency or reorganization, and we fail to appoint a successor property trustee within 60 days.

Southern California Edison and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related trust agreement.

If an event of default occurs under the subordinated indenture, and the indenture trustee and the holders of not less than 25 percent in principal amount of the related subordinated debt securities outstanding fail to declare the principal of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25 percent in aggregate liquidation amount of the outstanding preferred securities of the applicable trust will have the right to declare such principal immediately due and payable, by providing notice in writing to Southern California Edison and the indenture trustee.

If Southern California Edison fails to pay principal, premium, if any, interest, redemption price or dividend on a series of intercompany securities when payable, then a holder of the related preferred securities may directly sue Southern California Edison, to the fullest extent permitted by law, to collect its pro rata share of payments owed.

Consolidation, Merger or Amalgamation of the Trusts

A trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described above under the heading “Liquidation Distribution Upon Dissolution.” A trust may, with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to another trust, if:

•	the successor entity either

•	expressly assumes all of the obligations of the trust relating to its preferred securities; or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as those successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	Southern California Edison expressly appoints a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust as the holder of the particular series of intercompany securities;

•	the preferred securities are listed or traded, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded;

•	the transaction does not cause the preferred securities or any successor securities to be downgraded by any national rating agency;

•	the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material way;

•	the successor entity has a purpose substantially identical to that of the trust;

•	Southern California Edison owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided under the applicable preferred securities guarantee.

•	prior to the transaction, Southern California Edison has received an opinion of counsel from a nationally recognized law firm stating that:

•	the transaction does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities or any successor securities in any material way; and

•	following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	Southern California Edison owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided under the applicable preferred securities guarantee.

In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

Unless otherwise specified in an applicable prospectus supplement, the holders of preferred securities will have no voting rights except as discussed below and under the headings “Consolidation, Merger or Amalgamation of the Trusts” and “Description of the Preferred Securities Guarantees—Amendments and Assignment” above, and as otherwise required by law and the trust agreement for the trust. On any matter as to which voting rights exist, the holders of preferred securities will be entitled to one vote for each liquidation amount (as provided in the applicable trust agreement) of preferred securities they hold.

If any proposed amendment to the trust agreement of a trust provides for, or the regular trustees of the trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the trust’s preferred securities in any material respect, whether by way of amendment to the trust agreement or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of its trust agreement,

then the holders of the trust’s preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities.

The trust agreement of a trust may be amended from time to time by Southern California Edison and the regular trustees of the trust, without the consent of the holders of preferred securities of the trust, to:

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of preferred securities of the trust in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act of 1940.

Except as provided in the next paragraph, other amendments to the trust agreement of a trust may be made by Southern California Edison and the trustees of the trust upon:

•	approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the trust; and

•	receipt by the trustees of the trust of an opinion of counsel to the effect that such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from the Investment Company Act of 1940.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of a trust, the trust agreement of the trust may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of such securities as of a specified date; or

•	restrict the right of a holder of any such securities to institute suit for the enforcement of any such payment on or after such date.

In addition, no amendment may be made to a trust agreement if the amendment would:

•	cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

•	cause the related trust to be deemed to be an “investment company” which is required to be registered under the Investment Company Act of 1940; or

•	impose any additional obligation on Southern California Edison, the property trustee or the Delaware trustee without its consent.

Neither the property trustee nor the Delaware trustee is required to enter into any amendment to a trust agreement that affects its own rights, duties and immunities under the trust agreement. The property trustee is entitled to receive an opinion of counsel and an officer’s certificate stating that any amendment complies with the trust agreement and any conditions precedent to the amendment have been satisfied.

Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities of a trust, the trustees of the trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for any subordinated debt securities held by the trust or executing any trust or power conferred on the property trustee with respect to the intercompany securities;

•	waive any default that is waivable under the terms of the intercompany securities;

•	cancel an acceleration of the principal or liquidation value of the intercompany securities or exercise any right to rescind or annul a declaration that the principal of all of the intercompany securities shall be due and payable; or

•	consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where such consent is required or consent to any amendment to the articles of incorporation where such consent is required.

However, if a consent under the subordinated indenture or the articles of incorporation requires the consent of each affected holder of subordinated debt securities or preferred stock, then the property trustee must obtain the prior consent of each holder of preferred securities. The trustees of the trust may not revoke any action previously authorized by a vote of the holders of the preferred securities except by a subsequent vote of the holders of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that the action will not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

The property trustee of a trust will notify all preferred securities holders of the trust of any notice of default received from the indenture trustee with respect to the subordinated debt securities held by the trust.

Removal and Replacement of Trustees

The holder of a trust’s common securities may remove or replace any of the regular trustees and, unless an event of default has occurred and is continuing under the subordinated indenture or the articles of incorporation, the property and Delaware trustees of the trust. If such an event of default has occurred and is continuing, only the holders of a majority in aggregate liquidation amount of the trust’s preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee of the trusts will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement for the trust.

Information Concerning the Property Trustees

For matters relating to compliance with the Trust Indenture Act of 1939, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. Each property trustee, other than during the occurrence and continuance of a default under the applicable trust agreement, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after a default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. If the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which the holders of preferred securities are entitled to vote, then the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred and common securities. In this event, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

The property trustee for each of the trusts is the same entity and will also serve as the indenture trustee under the subordinated indenture and the guarantee trustee under each of the guarantee agreements. Southern California Edison and certain of its affiliates maintain deposit accounts and banking relationships with the property trustee.

Miscellaneous

The trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

•	it will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940;

•	it will be classified as a grantor trust for United States federal income tax purposes; and

•	the subordinated debt securities held by it will be treated as indebtedness of Southern California Edison for United States federal income tax purposes.

Southern California Edison and the trustees of each trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or trust agreement) that Southern California Edison and the trustees of the trust determine to be necessary or desirable for such purposes.

Registered holders of preferred securities have no preemptive or similar rights.

A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

Each trust agreement and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

Southern California Edison will execute a guarantee agreement, referred to herein as a “preferred securities guarantee,” for the benefit of the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. JPMorgan Chase Bank, N.A. will act as indenture trustee, referred to herein as the “guarantee trustee,” under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act of 1939.

The guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

Southern California Edison will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below), except to the extent previously paid, when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust, referred to herein as “preferred securities guarantee payments,” will be covered by the applicable preferred securities guarantee:

•	any accumulated and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

•	the redemption price, to the extent that the trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, termination, winding-up or liquidation of the trust (other than in connection with a distribution of intercompany securities to holders of the preferred securities), the lesser of:

•	the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of the trust.

Southern California Edison’s obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute an unsecured obligation of Southern California Edison and will rank either:

•	with respect to subordinated debt securities, subordinate and junior in right of payment to all of Southern California Edison’s other liabilities except those that rank equally or are subordinate by their terms; or

•	with respect to preferred stock, equally with all other Southern California Edison preferred stock; and

•	equal with any other preferred securities guarantee now or hereafter issued by Southern California Edison on behalf of the holders of preferred securities issued by any other trust.

Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Southern California Edison, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not otherwise paid or upon distribution to the applicable preferred securities holders of the related intercompany securities pursuant to the applicable trust agreement.

Amendments and Assignment

Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities. A description of the way to obtain any approval appears under the heading “Description of Preferred Securities—Voting Rights; Amendment of Trust Agreements” above. All guarantees and agreements contained in a preferred securities guarantee will be binding on Southern California Edison’s successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Events of Default

An event of default under a preferred securities guarantee occurs if Southern California Edison fails to make any of its required payments when due or fails to perform any of its other obligations under the preferred securities guarantee for more than 30 days.

The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee. In addition, any holder of preferred securities may bring a legal proceeding directly against Southern California Edison to enforce its rights under the preferred securities guarantee, without first taking legal action against the guarantee trustee, the trust or any other person.

Information Concerning Guarantee Trustees

The guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate upon full payment of the redemption price of all the applicable preferred securities, distribution of the related intercompany debt securities to the holders of the preferred securities, or full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the applicable trust. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of California, except that the rights, duties, immunities and indemnities of the guarantee trustee shall be governed by the laws of the State of New York.

DESCRIPTION OF EXPENSE AGREEMENTS

Southern California Edison will execute an expense agreement at the same time that a trust issues preferred securities. Under the expense agreement, Southern California Edison will irrevocably and unconditionally guarantee to each creditor of the trust the full amount of the trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. The creditors of the trust will be entitled to enforce the expense agreement.

Southern California Edison’s obligations under the expense agreement will be subordinated in right of payment to the same extent as the preferred securities guarantee. The expense agreement will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantee.

RELATIONSHIP DEFINING THE SCOPE OF THE GUARANTEE

Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Southern California Edison to the extent described under the heading “Description of Preferred Securities Guarantees” above. No single document executed by Southern California Edison in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Southern California Edison’s obligations under the applicable preferred securities guarantee, trust agreement, subordinated indenture, subordinated debt securities, expense agreement and articles of incorporation, as relevant, that has the effect of providing a full, irrevocable and unconditional guarantee of a trust’s obligations under its preferred securities.

As long as Southern California Edison makes payments of dividends, interest and other payments when due on the intercompany securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

•	the aggregate principal amount or the par value of the intercompany securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

•	the interest rate or dividends and interest and other payment dates on the intercompany securities will match the distribution rate and distribution and other payment dates for the preferred securities;

•	Southern California Edison has agreed to pay for any and all costs, expenses and liabilities of each trust except the trust’s obligations under its preferred securities; and

•	each trust agreement provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

If and to the extent that Southern California Edison does not make payments on the intercompany securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, a holder of preferred securities of the trust will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue Southern California Edison or seek other remedies to collect its pro rata share of payments owed. If a holder sues Southern California Edison to collect payment, then Southern California Edison will assume the holder’s rights as a holder of preferred securities under the trust’s trust agreement to the extent Southern California Edison makes a payment to the holder in any legal action.

A holder of any preferred security may sue Southern California Edison, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable guarantee trustee, the trust which issued the preferred security or any other person or entity.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND PREFERRED SECURITIES GUARANTEES

The validity of the first mortgage bonds, debt securities, preferred stock, preference stock, preferred securities and preferred securities guarantees offered by this prospectus will be passed upon for Southern California Edison by Stephen E. Pickett, its Senior Vice President and General Counsel, or Barbara Mathews, its Associate General Counsel, and for any underwriters by their counsel. The validity of the preferred securities under Delaware law will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for Southern California Edison, the trusts and the Delaware trustee.

Mr. Pickett and Ms. Mathews are salaried employees of Southern California Edison and earn stock-based compensation based on Edison International’s common stock. Additionally, they may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan. They own no securities of Southern California Edison or the trusts.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. We will describe in a prospectus supplement the terms of any sale of securities.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may also be involved in any offering of equity securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we use a dealer in the sale of the securities, we will sell the securities to the dealer. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of Southern California Edison. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement and the condition that the purchase by an institution of the securities covered under any such contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse them for certain expenses.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering positions involve purchases of the securities in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Those activities may cause the price of the debt securities to be higher than it otherwise would be. If commenced, the activities may be discontinued by the underwriters at any time.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling them at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Southern California Edison, that file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on the web site maintained by Southern California Edison’s parent, Edison International, at http://www.edison.com.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed forms or copies of the articles of incorporation, indentures and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Southern California Edison.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004.

•	Our Current Reports on Form 8-K dated January 5, January 14, February 7, March 15, and March 21, 2005.

•	The “Description of Registrant’s Securities to be Registered” on page 2 of our Registration Statement on Form 8-A dated February 13, 1999, which incorporates by reference the material appearing under the headings “Description of the Preferred Stock” in the prospectus dated February 21, 1990, and “Certain Terms of the New Stock” in the prospectus supplement dated January 21, 1992, contained in our registration statement on Form S-3 (Registration Number 33-33406).

•	All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Southern California Edison Company

2244 Walnut Grove Avenue

P.O. Box 800

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-2662

Fax (626) 302-2610

$350,000,000

Southern California

Edison Company

5.35% First and Refunding Mortgage Bonds,

Series 2005E, Due 2035

PROSPECTUS SUPPLEMENT

June 20, 2005

Citigroup

JPMorgan

Credit Suisse First Boston

RBS Greenwich Capital

UBS Investment Bank

Wells Fargo Securities